                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported):  November 6, 1997



                       PHYSICIAN SALES AND SERVICE, INC.
                           (Exact name of registrant
                         as specified in its charter)


          Florida                0-23832                  59-2280364
------------------------------------------------------------------------------
          (State or other        (Commission              (I.R.S. Employer
          jurisdiction of        File Number)             Identification No.)
          incorporation)


          4345 Southpoint Boulevard
          Jacksonville, Florida                           32216
------------------------------------------------------------------------------
          (Address of principal executive offices)        (Zip Code)



      Registrant's telephone number, including area code:  (904) 332-3000

                                      N/A
          -----------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

     On October 7, 1997, Physician Sales & Service, Inc. (the "Company") closed its previously announced private offering of $125 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2007 (the "Notes"). In connection with such transaction, the Company and its domestic subsidiaries are required to file a registration statement on Form S-4 (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Notes for senior subordinated notes of the Company with identical terms to the Notes (the "Exchange Notes") (except that the Exchange Notes will not contain terms with respect to transfer restrictions). As part of such Exchange Offer Registration Statement, the Company is required to file supplemental consolidated financial statements to reflect its recent acquisition of S&W X-Ray, Inc. ("S&W") in a pooling-of-interests transaction. S&W does not meet the definition of "significant subsidiary" as set forth in Regulation S-X promulgated by the Securities and Exchange Commission. The following supplemental consolidated financial statements as well as a restated Management's Discussion and Analysis of Financial Condition and Results of Operation are being filed herewith so that they each may be incorporated by reference into the Company's current and future registration statements.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         PHYSICIAN SALES & SERVICE, INC.


                         By: /s/ David A. Smith
                            --------------------------------------------------
                             David A. Smith
                             Executive Vice President and
                             Chief Financial Officer

Dated: November 6, 1997

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

RESULTS OF OPERATIONS

          The table below sets forth for each of the fiscal years 1995 through 1997, certain financial information as a percentage of net sales. The following financial information includes the pre-acquisition financial information of Taylor Medical, Inc. ("Taylor"), X-ray of Georgia ("X-Ray Georgia"), and S & W X-ray, Inc. ("S&W").

                                               FISCAL YEAR ENDED
                                           ----------------------------
                                            1995       1996       1997
                                           ------     ------     ------
INCOME STATEMENT DATA:
   Net sales...............................100.0%     100.0%     100.0%
   Gross profit............................ 28.0       27.6       26.9
   General and administrative
    expenses............................... 16.3       15.2       15.7
   Selling expenses  ......................  9.4        8.8        8.8
   Restructuring charges(1)  ..............  0.9         --         --
   Merger costs and expenses(2)............   --        2.7        1.6
   Nonrecurring ESOP cost of acquired
    company(4).............................  0.2        0.1        0.2
   Net income..............................  0.0        0.4        0.6
   Unaudited pro forma net income,
     including pro forma tax adjustment
     on pooled S-Corporation income and
     excluding merger costs and expenses,
     restructuring charges, nonrecurring
     ESOP cost of acquired company,
     and 1997 other operating charges(3)...  1.1        2.0        1.9

(1) Restructuring charges reflect charges taken by a company that merged with the Company pursuant to a pooling-of-interests transaction, prior to its date of merger. The fiscal year 1995 restructuring charge reflects assessment of former management of such merged company of the under-realization of future benefits related to certain intangible assets.
(2) Merger costs and expenses reflect direct merger expenses incurred in connection with mergers accounted for as pooling-of-interests transactions.
(3) Fiscal year 1997 other operating charges represent write-offs of inventory and accounts receivable at branches involved in mergers.
(4) Nonrecurring ESOP cost of acquired company reflects plan expenses of acquired company. Management intends to terminate this plan.

Fiscal Year Ended March 28, 1997 Versus Fiscal Year Ended March 29, 1996

          Net Sales.   Net sales increased $174.0 million, or 29.5%, to $763.1
million for fiscal year 1997 compared to fiscal year 1996 net sales of $589.1 million. The increase in net sales was attributable to: (i) internal sales growth of centers operating at least two years; (ii) the Company's focus on diagnostic equipment sales; (iii) incremental sales generated in connection with the Abbott Agreement; (iv) net sales of Physician Supply Business centers and International Business centers acquired during fiscal year 1997; and (v) net sales from the acquisitions of the imaging companies during fiscal year 1997. The net sales increase was slowed by the Company's efforts in the last six months of fiscal year 1997 to reduce low gross margin sales of the Physician Supply Business. Physician Supply Business same store sales growth approximated 18% for fiscal year 1997.

          Fiscal year 1997 net sales resulting from the acquisitions of the Imaging Business totaled $146.0 million, an increase of $40.2 million over the fiscal year 1996 Imaging Business revenues of $105.8 million. Fiscal year 1997 net sales resulting from the acquisition of two Physician Supply Business medical supply companies and three International Business medical supply companies totaled approximately $25.5 million and $15.7 million, respectively.

          Gross Profit.   Gross profit increased $42.3 million, or 26.0%, for
fiscal year 1997 compared to fiscal year 1996. The increase in gross profit dollars is attributable to the sales growth described above. Gross profit as a percentage of net sales was 26.9% and 27.6% for fiscal years 1997 and 1996, respectively. The decrease in gross profit percentage was attributable to: (i) the write-off of inventory related to centers involved in mergers; (ii) the increase in gross profit contribution of the Imaging Business as a percentage of the combined gross profit, which is lower as a percentage of sales than the Physician Supply Business gross profit margin; and (iii) the continued penetration by the Company's Physician Supply Business into larger physician group practices that require more competitive pricing but entail lower selling and servicing costs.

          Vendor performance incentives earned by PSS through the achievement of certain predetermined Company purchase and sales levels also impacted gross profits. These performance incentives totaled $3.1 million and $6.4 million for fiscal years 1997 and 1996, respectively. Although the Company plans and expects to continue to negotiate vendor performance incentives, there is no assurance that vendor performance incentives will continue to positively impact gross profit at the historical levels.

          General and Administrative Expenses.   General and administrative
expenses increased $30.6 million, or 34.2%, for fiscal year 1997 compared to fiscal year 1996. General and administrative expenses as a percentage of net sales, increased to 15.7% for fiscal year 1997 from 15.2% for fiscal year 1996. The increase in general and administrative expenses as a percentage of net sales was a result of operating costs associated with transitioning merged and acquired operations offset by the continued leveraging of fixed costs of mature service center operations.

          Selling Expenses.   Selling expenses increased $15.7 million, or
30.4%, for fiscal year 1997 compared to fiscal year 1996 as a result of an increase in net sales. Selling expense as a percentage of net sales was 8.8% for both fiscal years 1997 and 1996, respectively. The Company utilizes a variable commission plan, which pays commissions based on gross profit as a percentage of net sales.

          Merger Costs and Expenses.   During fiscal year 1997, the Company
recorded merger costs and expenses of $12.1 million incurred in connection with mergers accounted for as poolings of interests. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel.

          Nonrecurring ESOP Cost of Acquired Company. Prior to the acquisition of S&W by the Company, S&W sponsored a leveraged ESOP plan. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares released. Fiscal year 1997 expense approximated $1.4 million, an increase of 70.2% over fiscal year 1996 expense of approximately $0.8 million, due to an increase in the number of shares released and an increase in the per share fair value of the related stock. Prior to consumation of the acquisition, but after March 28, 1997, the remaining S&W ESOP shares were released, at an expense of $2.5 million. As of September 30, 1997, there were no remaining unallocated S&W ESOP shares and there will be no related expense subsequent to September 30, 1997.

          Operating Income.   Operating income decreased $1.0 million, or 20.1%,
for fiscal year 1997 compared to fiscal year 1996. As a percentage of net sales, operating income for fiscal year 1997 decreased to 0.5% from 0.8% for fiscal year 1996 primarily due to operating costs and asset write-offs associated with transitioning merged and acquired operations. On a pro forma basis, excluding the effect of merger costs and expenses, nonrecurring ESOP cost of acquired company, and 1997 other operating charges for write-offs of inventory of $4.1 million and receivables of $0.5 million at branches involved in mergers, operating income for fiscal year 1997 would have increased to $22.0 million from $21.4 million for fiscal year 1996.

          Interest Expense.   Interest expense for fiscal year 1997 decreased
approximately $2.4 million, or 66.7%, compared to fiscal year 1996. Interest expense decreased due to the use of the net proceeds from an equity offering during the three months ended December 31, 1995 to repay all outstanding debt other than capital lease obligations. Interest expense for fiscal year 1997 primarily results from the debt of the pooled Imaging Business operations.

          Interest and Investment Income.   Interest and investment income for
fiscal year 1997 increased approximately $1.2 million, or 103.7%, compared to fiscal year 1996. The Company earned interest income of $1.9 million in 1997 from the short-term investment of the remaining net proceeds from the equity offering in fiscal year 1996 and recorded an unrealized gain of $0.5 million on equity securities.

          Other Income.   Other income slightly decreased for fiscal year 1997
compared to fiscal year 1996.

          Provision for Income Taxes.   Provision for income taxes increased
$0.3 million, or 15.1%, for fiscal year 1997 compared to fiscal year 1996 due to higher pretax income of $6.6 million in fiscal year 1997 compared to $4.1 million in fiscal year 1996 as a result of the factors discussed above and was also affected by higher nontaxable investment income of $0.7 million in fiscal year 1997 compared to $0.2 million in fiscal year 1996 and lower nondeductible merger costs and expenses of $0.7 million in fiscal year 1997 compared to $2.2 million in fiscal year 1996. The effective income tax rate was 33.4% in fiscal year 1997 primarily due to an income tax benefit resulting from a reduction in the deferred tax asset valuation allowance of $0.9 million.

          Net Income.   Net income increased $2.3 million for fiscal year 1997
compared to fiscal year 1996 for the reasons discussed above. As a percentage of net sales, net income increased to 0.6% for fiscal year 1997 from 0.4% for fiscal year 1996. On a pro forma basis, including a pro forma tax adjustment on pooled S-Corporation income and excluding the effect of merger costs and expenses, nonrecurring ESOP cost of acquired company, and 1997 other operating charges for write-offs of inventory of $4.1 million and receivables of $0.5 million at branches involved in mergers, pro forma net income would have increased 21.7% to $14.5 million for fiscal year 1997 compared to $11.9 million for fiscal year 1996.


Fiscal Year Ended March 29, 1996 Versus Fiscal Year Ended March 30, 1995

          Net Sales.   Net sales increased $117.1 million to $589.1 million, or
24.8%, for fiscal year 1996 compared to fiscal year 1995 net sales of $472.0 million. The increase in net sales was attributable to: (i) internal sales growth of centers operating at least two years; (ii) incremental net sales generated in connection with the Abbott Agreement; (iii) net sales of centers acquired during fiscal year 1996; and (iv) net sales of fiscal year 1996 Company start-up service centers.

          Physician Supply Business same-center sales growth approximated 27% for fiscal year 1996. The first-year performance goals as set forth in the Abbott Agreement were met with PSS realizing approximately $55.0 million in incremental net sales of Abbott products during fiscal year 1996. Excluding Taylor, X-ray of Georgia, and S&W, Company acquisitions and start-ups added to the growth in fiscal year 1996, with approximately $14.5 million of net sales resulting from the acquisition of nine local and regional medical suppliers and $9.2 million of net sales generated by four Company start-ups, one of which was merged into an acquired Taylor location during fiscal year 1996.

          Gross Profit.   Gross profit increased $30.3 million, or 22.9%, for
fiscal year 1996 compared to fiscal year 1995. The increase in gross profit dollars is attributable to the sales growth described above. Gross profit as a percentage of net sales was 27.6% and 28.0% for fiscal years 1996 and 1995, respectively. The decrease in gross profit as a percentage of net sales is attributable to the penetration by the Company's Physician Supply Business into larger physician group practices that require more competitive pricing but entail lower selling and servicing costs. The decrease in gross profit percentage is also attributable to lower margins on diagnostic products distributed under the Abbott Agreement. Margins under the Abbott Agreement are scheduled to increase annually based on achievement by the Company of certain performance goals as stipulated therein.

          For fiscal year 1996, the Company sold approximately $75.1 million of Abbott products with a gross profit percentage of 18.0%. In addition, the Company's gross profits include first-year reimbursements by Abbott for gross profit on direct sales by Abbott to PSS customers as set forth in the Abbott Agreement. These reimbursements totaled $1.7 million during fiscal year 1996, effectively raising gross profit by 0.4%. The Abbott sales, net of reimbursements, negatively impacted the Company's gross profit percentage by 1.7%.

          Also, positively impacting gross profits are vendor performance incentives, in addition to the Abbott direct sales reimbursements, earned by PSS through the achievement of certain predetermined Company purchase and sales levels. These performance incentives totaled $6.4 million and $4.2 million for fiscal years 1996 and 1995, respectively. These vendor incentives effectively raised the gross profit percentage by 1.1% and 1.3% during fiscal years 1996 and 1995, respectively. Although the Company plans and expects to continue to negotiate vendor performance incentives, there is no assurance that vendor performance incentives will continue to positively impact gross profit at the historical levels.

          General and Administrative Expenses.   General and administrative
expenses increased $12.5 million, or 16.3%, for fiscal year 1996 compared to fiscal year 1995. General and administrative expenses as a percentage of net sales, however, decreased to 15.2% for fiscal year 1996 from 16.3% for fiscal year 1995. The decrease in general and administrative expenses as a percentage of net sales was a result of: (i) improved leveraging by PSS of its existing Physician Supply Business service centers' fixed general and administrative expenses through increased sales volume; (ii) reduced overhead from the sale of assets by Taylor in fiscal year 1995 and decreased depreciation expense associated with the assets sold; and (iii) reduced amortization relating to intangible assets written off by Taylor during fiscal year 1995. The decrease in general and administrative expenses as a percentage of net sales was accomplished despite the additional overhead costs associated with the implementation of the Abbott product line and the acquisition and start-up of new Physician Supply Business service centers.

          Selling Expenses.   Selling expenses increased $7.2 million, or 16.2%,
for fiscal year 1996 compared to fiscal year 1995. Selling expense as a percentage of net sales was 8.8% and 9.4% for fiscal years 1996 and 1995, respectively. The decrease in selling expense as a percentage of net sales is due to i) improved leveraging of existing Physician Supply Business service centers' fixed selling expenses, such as salaries paid to sales representatives during the conversion period from a guaranteed salary to a commission compensation arrangement and the leveraging of sales management salaries, ii) the variable commission plan of the Company which pays a lower commission on Abbott products due to the lower gross profit as a percentage of net sales on those products, and iii) the increased contribution of the Imaging Business as a percentage of the combined operations, which incurs lower selling expenses as a percentage of sales than the Physician Supply Business.

          Merger Costs and Expenses.   During fiscal year 1996, the Company
recorded merger costs and expenses of $15.7 million associated with the merger of PSS and Taylor and the other acquisitions accounted for under the pooling of interests method of accounting. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel.

          Operating Income.   Operating income decreased $0.8 million, or 14.7%,
for fiscal year 1996 compared to 1995. As a percentage of net sales, operating income for fiscal year 1996 decreased to 0.8% from 1.2% for fiscal year 1995. The decrease in operating income is the result of the merger costs and expenses of $15.7 million related to the Taylor merger during fiscal year 1996. On a pro forma basis, excluding the effect of merger costs and expenses incurred in fiscal year 1996 and the restructuring charge incurred in fiscal year 1995, and the nonrecurring ESOP cost of acquired company in both fiscal year 1996 and 1995 operating income for fiscal year 1996 would have increased 96.5% to $21.4 million from $10.9 million for fiscal year 1995 due to the factors discussed above.

          Interest Expense.   Interest expense for fiscal year 1996 decreased
approximately $0.9 million, or 20.8%, compared to fiscal year 1995. Interest expense decreased as a result of the decrease in average indebtedness and the refinancing at a more favorable rate of debt assumed by PSS through acquisition. The decrease in average indebtedness for fiscal year 1996 compared to fiscal year 1995, is due to the use of the net proceeds from the secondary offering of common stock of approximately $58.2 million of the total net proceeds of $142.9 million to repay all outstanding debt, other than capital lease obligations, on November 20, 1995.

          Interest Income.   The Company earned interest income of $1.2 million
from the short-term investment of the remaining net proceeds from the secondary offering in fiscal year 1996.

          Other Income.   Other income decreased approximately $0.3 million, or
17.1%, for fiscal year 1996 compared to fiscal year 1995. Other income decreased due to a net gain on sale of assets by Taylor recorded during fiscal year 1995 of approximately $0.9 million. Excluding the gain, other income would have increased approximately $0.6 million primarily due to the increase in finance charge income on customer accounts.

          Provision for Income Taxes.   Provision for income taxes decreased
$1.1 million, or 36.6%, for fiscal year 1996 compared to fiscal year 1995 due to a tax adjustment for the utilization of Taylor net operating losses and a change in the valuation allowance. Net tax adjustments resulted in a decrease in net income of $0.4 million.

          Net Income.   Net income increased $2.1 million for fiscal year 1996
compared to fiscal year 1995 for the reasons discussed above. As a percentage of net sales, net income increased for fiscal year 1996 to 0.4% from 0.0% for fiscal year 1995. Excluding the effect of merger costs and expenses in fiscal year 1996, the restructuring charge in fiscal year 1995, and nonrecurring ESOP cost of acquired company, pro forma net income would have increased 140.4% to $11.9 million for fiscal year 1996 compared to $5.0 million for fiscal year 1995. The increase in pro forma net income is primarily attributable to the increasing profitability of maturing Physician Supply Business centers and the leveraging of fixed costs through sales growth.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

          The following table presents summarized unaudited quarterly results of operations for the Company for fiscal years 1997 and 1996. The Company believes all necessary adjustments have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the Supplemental Consolidated Financial Statements of the Company and notes thereto included elsewhere herein. Future quarterly operating results may fluctuate depending on a number of factors, including the timing of acquisitions of service centers, the timing of the opening of start-up service centers, and changes in physicians' buying patterns of supplies, diagnostic equipment and pharmaceuticals. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter.

                                       FISCAL YEAR 1996                                 FISCAL YEAR 1997
                             -------------------------------------------     -----------------------------------------
                                Q1          Q2         Q3         Q4            Q1         Q2         Q3        Q4
                             ---------   --------   --------   ---------     --------   ---------   --------  --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................   $130,792   $146,450    $152,411    $159,467    $169,257     $190,326  $198,435   $205,036
Gross profit  .............     36,628     39,082      42,487      44,393      45,529       51,099    55,476     52,786
Merger costs and expenses..         --     12,095       3,484         153       6,934           --       317      4,877
Net income (loss)..........   $  1,507   $ (7,046)   $  1,761    $  5,907    $ (1,368)    $  4,128  $  4,433   $ (2,766)
                              ========   ========    ========    ========    ========     ========  ========   ========
Net income (loss) per
  share..................     $  0.05    $  (0.26)   $   0.05    $   0.16    $  (0.04)    $   0.11  $   0.12   $  (0.07)
Pro forma net income,
  excluding merger
  costs and expenses.......   $  1,634   $  2,337    $  3,704    $  4,707    $  3,288     $  4,062  $  4,657   $    122
                              ========   ========    ========    ========    ========     ========  ========   ========
Pro forma net income
  per share, excluding
  merger costs and
  expenses...........         $   0.06   $   0.09    $   0.11    $   0.12    $   0.09     $   0.11  $   0.12   $   0.00

          The fourth quarter of fiscal year 1997 includes a $4.1 million write-off of inventories at branches involved in mergers, a $1.0 million increase in bad debt expense and a reduction in the deferred tax asset valuation allowance of $0.9 million.

LIQUIDITY AND CAPITAL RESOURCES

          As the Company's business grows, its cash and working capital requirements will also continue to increase as a result of the need to finance acquisitions and anticipated growth of the Company's operations. This growth will be funded through a combination of cash flow from operations, revolving credit borrowings and proceeds from the offering and any future public offerings.

          Net cash used in operating activities was $8.4 million, $22.0 million, and $0.7 million in fiscal years 1995, 1996, and 1997, respectively. In fiscal year 1997, a significant portion of operating cash flow was used for the closing of duplicate service center locations, realigning regional and corporate functions, consolidating information systems and reducing personnel in conjunction with acquisitions.

          Net cash used in investing activities was $1.5 million, $31.1 million, and $10.6 million in fiscal years 1995, 1996, and 1997, respectively. These funds were primarily utilized to finance the acquisition of new service centers and capital expenditures including the use of the net proceeds from sales and maturities of marketable securities.

          Net cash provided by (used in) financing activities was $9.9 million, $117.4 million, and $(25.3) million for fiscal years 1995, 1996, and 1997, respectively. Net cash used in financing activities is the result of the use of a part of the remaining net proceeds of an equity offering in fiscal year 1996 to pay off debt assumed through fiscal year 1997 acquisitions.

          The Company had working capital of $171.6 million and $177.3 million as of March 28, 1997 and March 29, 1996, respectively. Accounts receivable, net of allowances, were $130.4 million and $105.6 million at March 28, 1997 and March 29, 1996, respectively. The average number of days sales in accounts receivable outstanding was approximately 56 and 55 days for the years ended March 28, 1997 and March 29, 1996, respectively.

          Inventories were $75.2 million and $60.8 million as of March 28, 1997 and March 29, 1996, respectively. The Company had annualized inventory turnover of 8.2 and 8.4 times for the years ended March 28, 1997 and March 29, 1996. Inventory financing historically has been achieved through negotiating extended payment terms from suppliers.

          The Company has made forty, nine, and four acquisitions since fiscal year 1989 in its Physician Supply Business, Imaging Business, and International Business, respectively. Recently, the Company acquired General X-ray and S&W, which had approximately $147.6 million in revenues, collectively, for the twelve months ended March 31, 1997. After consummating a merger or acquisition, the Company begins an intensive process of converting the acquired company to PSS' business model through information systems conversion, personnel development and training, and service and product expansion. The Company intends to continue to acquire local, regional, and other distributors in new and existing markets where PSS can leverage its distribution infrastructure, expand its geographic coverage and gain market share.

          The Company has historically been able to finance its liquidity needs for expansion through lines of credit provided by banks and proceeds from the public and private offering of stock. In May 1994, the Company completed an initial public offering of Common Stock resulting in proceeds, after deducting issuance costs, of approximately $15.8 million. The Company used all of the net proceeds to reduce outstanding debt. Also, in the third quarter of fiscal year 1995, the Company amended and restated its Credit Facility, thereby increasing the maximum availability under the Credit Facility to $60.0 million with the option, on the part of the Company, to increase such availability to $75.0 million.

          In November 1995, the Company completed a secondary offering of 11.5 million shares of common stock at $17.00 per share, 8.8 million of which were offered by the Company. The Company used approximately $58.2 million and $26.9 million of the total net proceeds of $142.9 million to repay Company debt and debt assumed through acquisitions in fiscal years 1996 and 1997, respectively. Management used approximately $50.0 million in connection with acquisitions for the Imaging Business, Physician Supply Business and International Business, and general corporate purposes, including capital expenditures during fiscal year 1997. Management has used substantially all of the net proceeds and intends to use the remaining net proceeds of the secondary offering for general corporate purposes, including future acquisitions. The Company expects that the remaining net proceeds will be substantially utilized by recent acquisitions.

          The Company believes that the expected cash flows from operations, bank borrowings, the net proceeds of this offering, and capital markets should be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on its debts (including the Notes) for the foreseeable future. As of March 28, 1997, the Company had no outstanding debt under its Credit Facility.

          All statements contained herein that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross margins and earnings, statements regarding the Company's current business strategy, the Company's projected sources and uses of cash, and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: the availability of sufficient capital to finance the Company's business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigation and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company's business; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

            INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Financial Statements:

     Report of Independent Certified Public Accountants...................   11

     Supplemental Consolidated Balance Sheets--March 28,
      1997 and March 29, 1996  ...........................................   12

     Supplemental Consolidated Statements of Income for the Years
      Ended March 28, 1997,March 29, 1996, and March 30, 1995 ............   13

     Supplemental Consolidated Statements of Shareholders' Equity
      for the Years Ended March 28, 1997, March 29, 1996,
      and March 30, 1995..................................................   14

     Supplemental Consolidated Statements of Cash Flows for the
      Years Ended March 28, 1997, March 29, 1996, and March
      30, 1995............................................................   15

     Notes to Supplemental Consolidated Financial Statements..............   16

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Physician Sales & Service, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of Physician Sales & Service, Inc. (a Florida corporation) and subsidiaries as of March 28, 1997 and March 29, 1996, and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended March 28, 1997. The supplemental consolidated statements give retroactive effect to the merger with S&W X-Ray, Inc. on September 23, 1997, which has been accounted for as a pooling of interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Physician Sales & Service, Inc. and subsidiaries as of March 28, 1997 and March 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 28, 1997, after giving retroactive effect to the merger with S&W X-Ray, Inc. as described in Note 1, all in conformity with generally accepted accounting principles.

                                            Arthur Andersen LLP

Jacksonville, Florida
October 31, 1997

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       MARCH 28, 1997 AND MARCH 29, 1996

                                                                               1997                     1996
                                                                            ----------               ---------
                                                ASSETS
Current Assets:
           Cash and cash equivalents...................................    $ 29,075,157             $ 65,681,342
           Marketable securities.......................................      15,045,482               20,767,600
           Accounts receivable, net....................................     130,426,326              105,627,598
           Inventories.................................................      75,185,728               60,831,680
           Prepaid expenses and other..................................      24,120,998               10,275,156
                                                                           ------------             ------------
              Total current assets.....................................     273,853,691              263,183,376
Property and equipment, net............................................      20,202,967               15,871,899
Other Assets:
           Intangibles, net............................................      22,083,560               14,384,322
           Other.......................................................       5,129,048                2,430,391
                                                                           ------------             ------------
              Total assets.............................................    $321,269,266             $295,869,988
                                                                           ============             ============

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
           Accounts payable............................................    $ 69,011,247             $ 61,121,011
           Accrued expenses............................................      20,012,856                7,293,684
           Current maturities of long-term debt and capital
             lease obligations.........................................       8,099,064               11,317,621
           Other.......................................................       5,131,051                6,187,997
                                                                           ------------             ------------
              Total current liabilities................................     102,254,218               85,920,313
Long-term debt and capital lease
 obligations, net of current portion...................................       3,825,333                3,265,662
Other..................................................................       4,634,291                3,552,968
                                                                           ------------             ------------
              Total liabilities........................................     110,713,842               92,738,943
                                                                           ------------             ------------
Commitments and contingencies (Notes 1, 3, 4, 9, 10, 12, 13, and 16)
Shareholders' Equity:
           Preferred stock, $.01 par value; 1,000,000 shares
            authorized, no shares issued and outstanding...............              --                       --
           Common stock, $.01 par value; 60,000,000 shares authorized,
             38,799,073 and 36,859,944 shares issued and outstanding at
             March 28, 1997 and March 29, 1996, respectively...........         387,991                  368,600
           Additional paid-in capital..................................     207,675,161              200,186,483
           Retained earnings...........................................       3,767,240                5,091,891
           Cumulative foreign currency
            translation adjustment.....................................          92,688                       --
                                                                           ------------             ------------
                                                                            211,923,080              205,646,974
              Unearned ESOP shares.....................................      (1,367,656)              (2,515,929)
                                                                           ------------             ------------
              Total shareholders' equity...............................     210,555,424              203,131,045
                                                                           ------------             ------------
              Total liabilities and shareholders' equity...............    $321,269,266             $295,869,988
                                                                           ============             ============

The accompanying notes are an integral part of these supplemental consolidated balance sheets.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
     FOR THE YEARS ENDED MARCH 28, 1997, MARCH 29, 1996, AND MARCH 30, 1995


                                              1997           1996           1995
                                          -------------  -------------  -------------
Net sales................................ $763,054,234   $589,120,271   $471,985,254
Cost of goods sold.......................  558,164,047    426,529,829    339,669,816
                                          ------------   ------------   ------------
              Gross profit...............  204,890,187    162,590,442    132,315,438
General and administrative expenses......  119,916,121     89,358,343     76,817,943
Selling expenses.........................   67,524,994     51,802,431     44,589,548
Restructuring charges....................           --             --      4,388,592
Merger costs and expenses................   12,128,168     15,731,716             --
Nonrecurring ESOP cost of acquired
 company.................................    1,446,060        849,596        832,403
                                          ------------   ------------   ------------
     Income from operations..............    3,874,844      4,848,356      5,686,952
                                          ------------   ------------   ------------
Other income (expense):
     Interest expense....................   (1,188,582)    (3,568,181)    (4,505,999)
     Interest and investment
         income..........................    2,419,168      1,187,892          4,540
     Other income  ......................    1,537,086      1,586,028      1,912,416
                                          ------------   ------------   ------------
                                             2,767,672       (794,261)    (2,589,043)
                                          ------------   ------------   ------------
Income before provision for income
    taxes................................    6,642,516      4,054,095      3,097,909
Provision for income taxes...............    2,215,900      1,925,100      3,037,582
                                          ------------   ------------   ------------
Net income............................... $  4,426,616   $  2,128,995   $     60,327
                                          ============   ============   ============
Net income per common and common
 equivalent share........................ $       0.12   $       0.06   $         --
                                          =============  ============   ============
Pro forma tax adjustment on pooled
 S-Corporation income....................     (357,000)      (438,000)       (23,000)
                                          ------------   ------------   ------------
Pro forma net income   .................. $  4,069,616   $  1,690,995   $     37,327
                                          ============   ============   ============
Pro forma tax adjustment per common and
 common equivalent share on pooled
 S-Corporation income.................... $      (0.01)  $      (0.01)  $         --
                                          -------------  -------------  ------------
Pro forma net income per common and
 common equivalent share................. $       0.11   $       0.05   $         --
                                          ============   ============   ============

 The accompanying notes are an integral part of these supplemental consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     FOR THE YEARS ENDED MARCH 28, 1997, MARCH 29, 1996, AND MARCH 30, 1995


                                                                                       CUMULATIVE
                                                                                        FOREIGN
                                                          ADDITIONAL                    CURRENCY      UNEARNED
                                       COMMON STOCK         PAID-IN      RETAINED     TRANSLATION       ESOP
                                     SHARES     AMOUNT      CAPITAL      EARNINGS      ADJUSTMENT      SHARES       TOTAL
                                   ----------  --------   ------------   --------    -----------   ------------  ------------

Balance at March 31, 1994......    19,790,784  $197,908    $25,183,223   $2,606,265    $    --      $(3,638,335)  $24,349,061
    Issuance of common
      stock....................     6,718,875    67,189     24,033,753           --         --              --     24,100,942
    Distributions to former
      S-Corporation
      shareholders  ...........            --        --             --     (516,000)        --              --       (516,000)
    Release of unallocated
      shares to ESOP...........            --        --             --           --         --         617,410        617,410
    Net income.................            --        --             --       60,327         --              --         60,327
                                   ----------  --------   ------------  -----------    -------     ------------  ------------

Balance at March 30, 1995......    26,509,659   265,097     49,216,976    2,150,592         --      (3,020,925)    48,611,740
    Issuance of common
      stock....................    10,059,699   100,597    148,274,378           --         --              --    148,374,975
    Tax benefits related to
      stock option plans.......            --        --      2,687,118           --         --              --      2,687,118
    Distributions to former
      S-Corporation
      shareholders.............            --        --             --     (455,000)        --              --       (455,000)
    Release of unallocated
      shares to ESOP                       --        --             --           --         --         504,996        504,996
    Net income.................            --        --             --    2,128,995         --              --      2,128,995
    Other poolings.............       290,586     2,906          8,011    1,267,304         --              --      1,278,221
                                   ----------  --------   ------------  -----------    -------     ------------  ------------

Balance at March 29, 1996......    36,859,944   368,600    200,186,483    5,091,891         --      (2,515,929)   203,131,045
    Issuance of common
      stock....................       473,987     4,740      2,456,890           --         --              --      2,461,630
    Tax benefits related to
      stock option plans.......            --        --      1,832,149           --         --              --      1,832,149
    Distributions to former
      S-Corporation
      shareholders.............            --        --             --   (1,100,000)        --              --     (1,100,000)
    Release of unallocated
      shares to ESOP                       --        --        172,811           --         --       1,148,273      1,321,084
    Net income.................            --        --             --    4,426,616         --              --      4,426,616
    Other poolings.............     1,465,142    14,651      3,026,828   (4,651,267)        --              --     (1,609,788)
    Cumulative foreign
      currency translation
      adjustment...............            --        --             --           --     92,688              --         92,688
                                   ----------  --------   ------------  -----------    -------     ------------  ------------

Balance at March 28, 1997......    38,799,073  $387,991   $207,675,161  $ 3,767,240    $92,688     $(1,367,656)  $210,555,424
                                   ==========  ========   ============  ===========    =======     ============  ============

 The accompanying notes are an integral part of these supplemental consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE YEARS ENDED MARCH 28, 1997, MARCH 29, 1996, AND MARCH 30, 1995

                                                                    1997           1996            1995
                                                               -------------  --------------  --------------
Cash Flows From Operating Activities:
  Net income................................................    $  4,426,616   $   2,128,995   $      60,327
  Adjustments to reconcile net income to net cash used in
    operating activities:
    Depreciation and amortization...........................       5,985,340       4,302,646       4,393,063
    Provision for doubtful accounts.........................       3,040,548       1,463,758       1,680,585
    Merger costs and expenses...............................       3,433,190       5,435,196              --
    Restructuring charge....................................              --              --       4,388,592
    Benefit for deferred income taxes.......................      (5,330,200)       (782,900)       (141,500)
    Gain on sale of equipment...............................              --              --        (925,784)
    Nonrecurring ESOP cost of acquired company..............       1,446,060         849,596         832,403
    Foreign currency translation adjustment.................          92,688              --              --
    Investment income.......................................        (520,315)             --              --
    Changes in operating assets and liabilities, net of
      effects from business acquisitions:
      Increase in accounts receivable, net..................      (3,994,955)    (25,402,897)     (8,944,283)
      Decrease (increase) in inventories....................       3,695,562     (19,284,103)     (3,165,284)
      (Increase) decrease in prepaid expenses and other
        assets..............................................      (7,647,597)     (2,196,836)        438,442
      Increase in other assets..............................      (3,228,105)     (1,006,027)     (1,293,573)
      (Decrease) increase in accounts payable, accruals, and
        other liabilities...................................      (2,072,683)     12,490,104      (5,685,126)
                                                                 ------------   -------------   -------------
      Net cash used in operating activities.................        (673,851)    (22,002,468)     (8,362,138)
                                                                 ------------   -------------   -------------
Cash Flows From Investing Activities:
  Purchases of marketable securities........................     (19,186,172)   (317,769,635)             --
  Proceeds from sales and maturities of marketable
    securities..............................................      25,428,605     297,002,035              --
  Proceeds from sales of assets.............................              --              --      11,994,692
  Capital expenditures......................................      (6,054,156)     (5,400,964)     (3,476,514)
  Purchases of net assets from business acquisitions........      (6,801,092)     (3,373,584)     (9,010,130)
  Payments on noncompete agreements                               (3,980,225)     (1,545,970)     (1,036,957)
                                                                 ------------   -------------   -------------
      Net cash used in investing activities                      (10,593,040)    (31,088,118)     (1,528,909)
                                                                 ------------   -------------   -------------
Cash Flows From Financing Activities:
  Principal payments under capital lease obligations........        (880,166)     (1,124,293)       (931,949)
  Proceeds from borrowings..................................       3,531,236     287,817,301     423,828,497
  Repayments of borrowings..................................     (29,311,994)   (317,052,461)   (435,974,915)
  Distributions to former S-Corporation shareholders........      (1,100,000)       (455,000)       (516,000)
  Proceeds from issuance of common stock....................       2,421,630     148,253,975      23,498,353
                                                                 ------------   -------------   -------------
      Net cash (used in) provided by financing activities...     (25,339,294)    117,439,522       9,903,986
                                                                 ------------   -------------   -------------
Net (decrease) increase in cash and cash equivalents........     (36,606,185)     64,348,936          12,939
Cash and cash equivalents, beginning of year................      65,681,342       1,332,406       1,319,467
                                                                 ------------   -------------   -------------
Cash and cash equivalents, end of year......................    $ 29,075,157   $  65,681,342   $   1,332,406
                                                                 ============   =============   =============
Supplemental Disclosures:
  Interest paid.............................................    $  1,034,545   $   3,685,155   $   4,763,651
                                                                 ============   =============   =============
  Income taxes paid.........................................    $  5,096,835   $   2,748,087   $   3,731,425
                                                                 ============   =============   =============
  Merger costs and expenses paid............................    $  8,694,978   $  10,296,520   $          --
                                                                 ============   =============   =============

 The accompanying notes are an integral part of these supplemental consolidated statements.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
               MARCH 28, 1997, MARCH 29, 1996 AND MARCH 30, 1995


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The Company and Nature of Business

     Physician Sales & Service, Inc. ("PSS") was incorporated in 1983 in Jacksonville, Florida. The Company is a leading distributor of medical supplies, equipment, and pharmaceuticals to primary care and other office-based physicians. As of March 28, 1997, the Company operated 61 service centers in the United States distributing to approximately 103,000 physician office sites in all 50 states.

     In November 1996, PSS established a new subsidiary, Diagnostic Imaging, Inc. ("DI" or "imaging division"). DI distributes medical diagnostic imaging equipment, supplies, and service to acute and alternate care sites. As of March 28, 1997, DI operated 14 imaging division service centers distributing to approximately 6,000 medical imaging sites in 9 southeastern states.

     In March 1996, PSS established two new subsidiaries, WorldMed International, Inc. ("WorldMed Int'l") and WorldMed, Inc. These subsidiaries were established to manage and develop PSS's European medical equipment and supply distribution market ("European operation"). As of March 28, 1997, the European operation included 2 service centers distributing to approximately 1,000 acute and alternate care sites in Belgium, Germany and France.


   Supplemental Consolidated Financial Statements

     The accompanying supplemental consolidated financial statements give retroactive effect to the merger with S&W X-ray, Inc. ("S&W"). On September 23, 1997, PSS issued 1,737,438 shares of its common stock in exchange for all of the outstanding equity interest of S&W. S&W distributes radiology and imaging equipment, chemicals and supplies, and provides technical service to the acute and alternate site markets through five locations in four states in the northern region. This transaction was accounted for under the pooling-of-interests method of accounting, and accordingly, the accompanying supplemental consolidated financial statements have been retroactively adjusted as if PSS and S&W (collectively, the "Company") had operated as one entity since inception. Certain accounting practices of S&W have been changed to conform with those of PSS. These supplemental consolidated financial statements are the same as the restated statements that will be issued after post-merger operating results have been published.

     The accompanying consolidated financial statements also give retroactive effect to the mergers (the "Mergers") with Taylor Medical, Inc. ("Taylor") and X-ray of Georgia ("X-ray Georgia"). On August 21, 1995, PSS issued 3,790,215 shares of its common stock in exchange for all of the outstanding equity interest of Taylor. Taylor was engaged in the distribution and sale of medical supplies, equipment, and pharmaceuticals to office-based physicians and managed care facilities in 24 states. On December 20, 1996, PSS issued 593,672 shares of its common stock in exchange for all of the outstanding equity interest of X-ray Georgia. X-ray Georgia distributed radiology and imaging equipment, chemicals and supplies, and provided technical service to the acute and alternate site markets. These transactions were accounted for under the pooling-of-interests method of accounting, and accordingly, the accompanying consolidated financial statements have been retroactively adjusted as if PSS, Taylor and X-ray Georgia had operated as one entity since inception. Certain items have been reclassified to conform to the current year presentation.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

   Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   Stock Split

     All stock-related data has been retroactively adjusted to reflect a three-for-one stock split effective on September 22, 1995 which was distributed on October 5, 1995.

   Fiscal Year

     Beginning in fiscal year 1996, the Company's fiscal year ends on the Friday closest to March 31 of each year. The Company's fiscal year ended on the Thursday closest to March 31 of each year prior to fiscal year 1996. Fiscal years 1997, 1996, and 1995 consist of 52 weeks.

   Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Concentration of Credit Risk

     The Company's trade accounts receivable are exposed to credit risk; however, the risk is limited, as the balance is comprised of numerous individual accounts, none of which is individually significant. The Company monitors the creditworthiness of its customers on an ongoing basis and provides reserves for estimated bad debt losses and sales returns. The Company had allowances for doubtful accounts of approximately $4,234,000 and $2,318,000 as of the end of fiscal years 1997 and 1996, respectively. Provisions for doubtful accounts were approximately $3,041,000, $1,464,000, and $1,681,000 for fiscal years ended 1997, 1996, and 1995, respectively.

   Cash Management

     The Company utilizes a zero balance bank account, and checks issued for cash disbursements are funded by advances from overnight investments. Outstanding checks are recorded as accounts payable until they are presented to the bank, at which time the payments are applied against the overnight investments. The Company had approximately $8,060,000 and $6,841,000 of outstanding checks recorded in accounts payable as of the end of fiscal years 1997 and 1996, respectively.

   Cash and Cash Equivalents

     Cash and cash equivalents generally consist of cash held at banks, short-term government obligations, and money market instruments. The Company invests its excess cash in high-grade investments and, therefore, bears minimal risk. These instruments have original maturity dates not exceeding three months.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

   Marketable Securities

     The Company classifies its marketable securities as trading securities and carries such securities at fair market value. Net unrealized gains and losses on trading securities are included in net income.

     Marketable securities include municipal bond issues with maturity dates exceeding three months and equity securities classified as trading securities. Management's intent is to liquidate these securities within one year.

   Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments, including cash and cash equivalents, marketable securities, short-term trade receivables and payables, and long-term debt and capital lease obligations, approximate their fair values.

   Inventories

     Inventories are comprised principally of medical supplies and equipment and are stated at the lower of cost (first-in, first-out) or market. Market is defined as net realizable value.

   Property and Equipment

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to thirty years. Leasehold improvements are amortized over the lease terms or the estimated useful lives, whichever is shorter. Gain or loss upon retirement or disposal of property and equipment is recorded in other income in the accompanying consolidated statements of operations.

   Intangibles

     Noncompete agreements are amortized on a straight-line basis over the lives of the agreements, which range from three to fifteen years. Customer lists are amortized on a straight-line basis over ten years.

     The Company has classified as goodwill the cost in excess of the fair value of net identifiable assets purchased in business acquisitions which are accounted for as purchase transactions. Goodwill is being amortized over fifteen to thirty years using the straight-line method. Subsequent to the date of acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate a change in the estimated useful life or recoverability of goodwill.

   Self-Insurance Coverage

     The Company maintains a self-insurance program for employee health costs. Additional coverage is provided by a third party for stop-loss based on maximum costs of $100,000 per employee and approximately $5.3 million in the aggregate. Claims that have been incurred but not reported are recorded based on estimates of claims provided by a third-party administrator and are included in accrued expenses in the accompanying consolidated balance sheets.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

   Income Taxes

     The Company uses the asset and liability method in accounting for income taxes. Deferred income taxes result primarily from the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   Shareholders' Equity

     On May 5, 1994, the Company completed an initial public offering of 5,100,000 shares of its common stock at $3.67 per share, of which 4,200,000 were offered by the Company. On June 3, 1994, the Company's underwriters exercised their overallotment option for an additional 765,000 shares of the Company's common stock at $3.67 per share. The proceeds of the sale after deducting issuance costs were approximately $15,800,000. The Company used all of the net proceeds to reduce outstanding bank debt.

     On March 27, 1995, the Company signed a Distributorship Agreement (the "Abbott Agreement") with Abbott Laboratories ("Abbott") providing for the exclusive distribution of certain Abbott diagnostic products. As part of the Abbott Agreement, Abbott purchased 825,000 unregistered, restricted shares of PSS common stock. The proceeds of approximately $5,900,000 were used to reduce outstanding bank debt.

     Effective November 13, 1995, the Company completed a secondary offering of 11,500,000 shares of common stock at $17 per share, 8,800,000 of which were offered by the Company.

     During fiscal year 1996, the Company merged with three medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing 290,586 shares of PSS common stock in exchange for all of the common stock of the acquired companies. During fiscal year 1997, the Company merged with one medical supply and equipment distributor and three imaging division companies in stock mergers accounted for under the pooling-of-interests method by issuing approximately 1,465,000 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying consolidated financial statements have not been restated for periods prior to these poolings due to immateriality.

     During 1997 and 1996, the Company realized an income tax benefit from the exercise or early disposition of certain stock options. This benefit results in a decrease in current income taxes payable and an increase in additional paid-in capital.

   Foreign Currency Translation

     Financial statements for the Company's subsidiary outside the United States are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for income and expenses. The resulting translation adjustments are recorded as a separate component of shareholders' equity.

   Stock-Based Compensation

     The Company accounts for its stock-based compensation plans using the intrinsic value method. The Company adopted the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, for footnote disclosure purposes only, the Company computes its earnings and earnings per share on a pro forma basis as if the fair value method had been applied.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

   Net Income Per Common and Common Equivalent Share

     Net income per common and common equivalent share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Weighted average shares outstanding for purposes of this calculation were approximately 38,015,000, 32,870,000, and 25,101,000 for fiscal years 1997, 1996, and 1995, respectively.

   Statements of Cash Flows

     The Company issued stock in the amount of $40,000 and $121,000 related to acquisitions accounted for as purchases in fiscal years 1997 and 1996, respectively. The Company assumed net liabilities of approximately $1,610,000 and recorded noncompete assets and liabilities of approximately $4,300,000 in connection with the mergers of four other medical supply and equipment distributors accounted for under the pooling-of-interests method in fiscal year 1997. The Company also acquired net assets of approximately $1,278,000 in conjunction with the mergers of three other medical supply and equipment distributors accounted for under the pooling-of-interests method in fiscal year 1996. Also, the Company incurred capital lease obligations to obtain equipment of approximately $514,000 in fiscal year 1995. All of the above items were excluded from the statements of cash flows as these items were noncash transactions.

   Accounting Standards Changes

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes new standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock and is effective for financial statements issued for periods ending after December 15, 1997. Management expects that the impact of SFAS No. 128 will not be material.

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." SFAS No. 129 establishes new standards for disclosing information about an entity's capital structure and applies to all entities. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. Management expects that the impact of SFAS No. 129 will not be material.

2.   MARKETABLE SECURITIES

     The Company's marketable securities are comprised of municipal bond issues and equity securities classified as trading securities and are carried at their fair values based upon the quoted market prices at March 28, 1997 and March 29, 1996. At March 28, 1997 and March 29, 1996, the aggregate fair market value of the municipal bonds was approximately $14,469,000 and $20,768,000, respectively, and the aggregate cost was approximately $14,552,000 and $20,800,000, respectively. The gross unrealized loss on municipal bonds for each year was approximately $83,000 and $32,000, respectively. Interest income, including realized gains, on the municipal bonds was approximately $626,000 and $195,000 for fiscal years 1997 and 1996, respectively. At March 28, 1997, the fair market value of equity securities was $576,000, with a cost of $56,000, and an unrealized gain of $520,000 which is included in investment income during fiscal year 1997.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

3.   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

      Long-term debt and capital lease obligations consist of the following:

                                          MARCH 28, 1997  MARCH 29, 1996
                                          --------------  --------------
      Lines of credit................     $         --    $   3,100,000
      Other notes....................           774,794         262,961
      Long-term debt of acquired
      company........................        10,692,479       9,960,929
      Capital lease obligations......           457,124       1,259,393
                                            -----------     -----------
                                             11,924,397      14,583,283
      Less current maturities........         8,099,064      11,317,621
                                            -----------     -----------
                                            $ 3,825,333     $ 3,265,662
                                            ===========     ===========

    Lines of Credit

     The Company has a financing and security agreement (the "Agreement") with a bank (the "Bank"). The Agreement allows the Company to obtain loans from the Bank on a revolving basis. The Agreement provides for loans in the amount of 85% of the outstanding amount of eligible accounts receivable plus the lesser of $30,000,000 or 50% of eligible inventory. The total amount of loans outstanding under the Agreement cannot exceed the lesser of $60,000,000 or amounts available subject to eligible collateral. The Agreement provides for an option, on the part of the Company, to increase the availability to $75,000,000. There was no balance outstanding at March 28, 1997 and March 29, 1996.

     The loans are collateralized by all company assets. Interest accrues, subject to certain leverage ratio requirements, at a variable rate indexed on the London Interbank Offered Rate ("LIBOR") plus the applicable margin or the Bank's prime rate plus the applicable margin at the option of the Company. Interest rates may vary from prime to prime plus 75 basis points or from LIBOR plus 150 basis points to LIBOR plus 250 basis points, based on the Company's leverage ratio. The Agreement provides for a termination date of April 30, 1998, at which time the Agreement may be extended annually at the Bank's sole discretion upon request by the Company.

     The Agreement contains certain restrictive covenants which, among other things, require the Company to maintain a current ratio of 2 to 1, a debt service coverage ratio of 1.1 to 1 and a debt leverage ratio no greater than 5 to 1, all computed as defined in the Agreement. In addition, the Company must maintain minimum tangible net worth plus subordinated indebtedness, as defined in the Agreement, of $24,500,000 as of March 28, 1997, increasing by $1,000,000 as of the end of each subsequent fiscal year. The Agreement also contains restrictions on mergers, acquisitions, investments, capital expenditures, intangible assets, indebtedness, and stock transactions, among other things.

Other Notes

     X-ray Georgia maintained various other notes which were repaid by the Company in fiscal year 1997 in conjunction with the merger.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

   Long-term Debt of Acquired Company

     S&W has available three line of credit agreements which provide for borrowings of up to $10,000,000 for working capital, bulk inventory purchases, and equipment purchases. As collateral for the lines of credit, the bank has a security interest in S&W's accounts receivable, equipment, and inventory, along with the personal guarantee of one of S&W's shareholders.

     The primary line of credit is available up to $ 3,500,000 and bears interest at the prime rate minus 0.25% or the LIBOR rate plus 2% (7.56% at March 28, 1997). The secondary credit line is available up to $6,000,000 and bears interest at the prime rate (8.5% at March 28, 1997). The equipment line of credit is available up to $500,000 and bears interest at the prime rate plus 1.25% (9.75% at March 28, 1997). These lines of credit were repaid in conjunction with the merger (Notes 1 and 11).

     As of March 28, 1997, S&W has an Employee Stock Ownership Trust note payable due to a bank in minimum monthly principal installments of $20,555 plus interest at the LIBOR rate plus 1.5% (7.06% at March 28, 1997), through February 1, 2001, at which time all remaining principal is due. This note payable was repaid in conjunction with the merger (Notes 1, 10, and 11).

     S&W has a note payable due to a bank in monthly principal installments of $33,333 plus interest at the LIBOR rate plus 2.25% (7.81% at March 28, 1997), through November 31, 2001. This note payable was repaid in conjunction with the merger (Notes 1 and 11).

     S&W has a mortgage note payable to a bank due in monthly principal installments of $3,125 plus interest at the prime rate plus 1% (9.5% at March 28, 1997). This note was repaid in conjunction with the merger (Notes 1 and 11).

     Long-term debt, excluding capital lease obligations, outstanding at March 28, 1997 was approximately $3,768,000. As of March 28, 1997, future minimum payments of long-term debt, by fiscal year and in the aggregate, are approximately as follows:

     Fiscal Year:
          1998  ....................................... $ 7,699,000
          1999  .......................................     868,000
          2000  .......................................     737,000
          2001  .......................................   1,758,000
          2002  .......................................     289,000
          Thereafter  .................................     116,000
                                                        -----------
              Total  .................................. $11,467,000
                                                        ===========

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

   Capital Lease Obligations

     As of March 28, 1997, future minimum payments, by fiscal year and in the aggregate, required under capital leases are approximately as follows:

          Fiscal Year:
              1998................................  $432,000
              1999................................    34,000
              2000................................    28,000
                                                    --------
          Net minimum lease payments..............   494,000
          Less amount representing interest.......    37,000
                                                    --------
          Present value of net minimum lease
           payments under capital leases..........   457,000
          Less amounts due in one year............   400,000
                                                    --------
                  Amounts due after one year......  $ 57,000
                                                    ========

4.   OPERATING LEASE COMMITMENTS

     The Company leases various facilities and equipment under operating leases which expire at various dates through 2005. Certain lease commitments provide that the Company pay taxes, insurance, and maintenance expenses related to the leased assets.

     Rent expense approximated $6,634,000, $5,691,000, and $5,542,000 for fiscal years 1997, 1996, and 1995, respectively. As of March 28, 1997, future minimum payments, by fiscal year and in the aggregate, required under noncancelable operating leases are as follows:

          Fiscal Year:
              1998  ...................    $ 9,038,000
              1999  ...................      5,905,000
              2000  ...................      4,351,000
              2001  ...................      2,924,000
              2002  ...................      1,627,000
              Thereafter  .............        993,000
                                           -----------
                 Total  ...............    $24,838,000
                                           ===========

5.   PROPERTY AND EQUIPMENT

      Property and equipment, stated at cost, are summarized as follows:

                                                    1997           1996
                                                -------------  -------------
      Land...............................       $    383,312   $    271,524
      Building...........................          2,842,764      1,875,426
      Equipment..........................         24,861,392     19,999,027
      Furniture, fixtures and leasehold
        improvements.....................          6,962,170      3,936,950
                                                -------------  ------------
                                                  35,049,638     26,082,927
      Accumulated depreciation...........        (14,846,671)   (10,211,028)
                                                -------------  ------------
                                                $ 20,202,967   $ 15,871,899
                                                =============  ============

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

     Equipment includes equipment acquired under capital leases with a cost of $109,000 and $3,909,000 and related accumulated depreciation of $38,000 and $1,766,000 at March 28, 1997 and March 29, 1996, respectively. Depreciation expense aggregated approximately $3,481,000, $2,412,000, and $2,396,000 for 1997, 1996, and 1995, respectively, and is included in general and administrative expenses.

6.   INTANGIBLES

      Intangibles, stated at cost, consist of the following:

                                             1997          1996
                                         ------------  ------------
          Customer lists..............   $ 3,228,105   $ 3,466,285
          Goodwill....................    12,370,204     7,441,804
          Noncompete agreements.......    11,921,251     7,146,913
                                         -----------   -----------
                                          27,519,560    18,055,002
          Accumulated amortization....    (5,436,000)   (3,670,680)
                                         -----------   -----------
                                         $22,083,560   $14,384,322
                                         ===========   ===========

     As of March 28, 1997, approximate future minimum payments, by fiscal year and in the aggregate, required under noncompete agreements are as follows:

      1998................    $2,312,000
      1999................     1,736,000
      2000................       550,000
      2001................        85,000
      2002................        42,000
      Thereafter..........        73,000
                              ----------
                              $4,798,000
                              ==========

     Amortization expense aggregated approximately $2,504,000, $1,891,000, and $1,997,000 for 1997, 1996, and 1995, respectively, and is included in general and administrative expenses.

7.   INCOME TAXES

      The provisions for income taxes are detailed below:

                                              1997         1996         1995
                                          ------------  -----------  -----------
   Current tax provision:
      Federal...........................  $ 6,105,000   $2,171,000   $2,554,000
      State.............................    1,442,000      537,000      626,000
                                          -----------   ----------   ----------
          Total current.................    7,547,000    2,708,000    3,180,000
                                          -----------   ----------   ----------
   Deferred tax benefit:
      Federal...........................   (4,305,000)    (638,000)    (107,000)
      State                                (1,026,000)    (145,000)     (35,000)
                                          -----------   ----------   ----------
          Total deferred................   (5,331,000)    (783,000)    (142,000)
                                          -----------   ----------   ----------
          Total income tax provision....  $ 2,216,000   $1,925,000   $3,038,000
                                          ===========   ==========   ==========

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

   The difference between income tax computed at the federal statutory rate and the actual tax provision is shown below:

                                                                                     1997        1996         1995
                                                                                 -----------  -----------  -----------
    Income before provision for taxes  ......................................... $6,643,000   $4,054,000   $3,098,000
                                                                                 ==========   ==========   ==========
    Tax provision at the statutory rate  .......................................  2,259,000    1,378,000    1,053,000
                                                                                 ----------   ----------   ----------
    (Decrease) increase in taxes:
         Change in valuation allowance for deferred taxes.......................   (900,000)    (956,000)   1,023,000
         State income tax, net of federal benefit  .............................    389,000      424,000      172,000
         Write-off of intangibles  .............................................         --           --      583,000
         Meals and entertainment  ..............................................    180,000      167,000      162,000
         Goodwill amortization  ................................................     15,000        8,000       10,000
         Cash surrender value of life insurance.................................     62,000       45,000       26,000
         Nontaxable interest income  ...........................................   (660,000)    (198,000)          --
         Merger costs and expenses  ............................................    721,000    2,216,000           --
         Utilization of tax net operating losses................................         --     (776,000)          --
         LIFO reserve of pooled companies  .....................................    121,000           --           --
         Other, net.............................................................    348,000        9,000       30,000
         Income of S-corporation  ..............................................   (319,000)    (392,000)     (21,000)
                                                                                 ----------   ----------   ----------
              Total (decrease) increase in taxes  ..............................    (43,000)     547,000    1,985,000
                                                                                 ----------   ----------   ----------
                   Total income tax provision  ................................. $2,216,000   $1,925,000   $3,038,000
                                                                                 ==========   ==========   ==========
    Effective tax rate  ........................................................       33.4%        47.5%        98.1%
                                                                                 ==========   ==========   ==========

    Deferred income taxes for 1997 and 1996 reflect the impact of temporary differences between the financial statement and tax bases of assets and liabilities. The tax effect of temporary differences which create deferred tax assets and liabilities at March 28, 1997 and March 29, 1996 are detailed below:

                                                                          1997          1996
                                                                      ------------  ------------
    Deferred tax assets:
         Merger costs and expenses  ................................. $ 1,455,000   $   204,000
         Allowance for doubtful accounts and sales returns  .........   1,620,000       757,000
         Intangibles.................................................     674,000       681,000
         Inventory uniform cost capitalization  .....................   1,007,000       513,000
         Net operating loss carryforwards  ..........................   1,738,000       219,000
         Accrued expenses  ..........................................     801,000       399,000
         Reserve for inventory obsolescence  ........................      39,000       105,000
         Long-term incentive plan  ..................................     174,000            --
         Other.......................................................     219,000       197,000
                                                                      -----------   -----------
              Gross deferred tax assets  ............................   7,727,000     3,075,000
                                                                      -----------   -----------
    Deferred tax liabilities:
         Excess of tax depreciation and amortization over book
           depreciation and amortization.............................  (1,541,000)   (1,184,000)
         Other.......................................................          --      (136,000)
                                                                      -----------   -----------
              Gross deferred tax liabilities  .......................  (1,541,000)   (1,320,000)
                                                                      -----------   -----------
                                                                        6,186,000     1,755,000
                   Valuation allowance  .............................          --      (900,000)
                                                                      -----------   -----------
                   Net deferred tax asset  .......................... $ 6,186,000   $   855,000
                                                                      ===========   ===========

    A valuation allowance was provided in prior years for those temporary differences for which utilization was uncertain. Based on an evaluation of the realizability of deferred tax assets, the valuation allowance was reduced by $900,000 and $956,000 during fiscal years 1997 and 1996, respectively.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

     The income tax benefit related to the exercise or early disposition of certain stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts approximated $1,832,000 and $2,687,000 for fiscal years 1997 and 1996, respectively.

     At March 28, 1997, the Company had net operating loss carryforwards for income tax purposes arising from mergers of approximately $4,486,000 which expire from 2006 to 2011. The utilization of the net operating loss carryforwards is subject to limitation in certain years.

8.   RELATED-PARTY TRANSACTIONS

     A member of the board of directors provides legal services as general counsel to the Company. Fees for such legal services were approximately $132,000, $136,000, and $124,000 in 1997, 1996, and 1995, respectively.

     A member of the board of directors is chairman and CEO of the insurance company that administered the Company's self-insurance program through December 31, 1995. Administrative fees paid to the company were approximately $484,000 during the first nine months of fiscal year 1996 and $339,000 for fiscal year 1995. The Company changed its self-insurance administrator as of January 1, 1996 to an unrelated party.

     S&W has a demand note payable outstanding to S&W shareholders and other related parties that bears interest at the prime rate plus 1% (9.5% at March 28, 1997). Payments to S&W related parties were approximately $1,174,000, $791,000, and $1,275,000 for the years ended March 28, 1997, March 29, 1996, and March 30, 1995, respectively. This note payable was repaid in conjunction with the merger (Note 1, 3, and 11).

     Subsequent to year-end, the Company loaned its Chairman of the Board and Chief Executive Officer of the Company approximately $3.2 million to refinance debt incurred in connection with previous purchases of Common Stock. The loans are unsecured and bear interest at 6.55% and are payable on demand and expected to be repaid over a 10-year period.

9.   STOCK-BASED COMPENSATION PLANS

     At March 28, 1997, the Company had five stock-based compensation plans as described below:

   Incentive Stock Option Plan

     Under the Company's qualified 1986 Incentive Stock Option Plan,
8,001,000 shares of the Company's common stock are reserved for sale to officers and key employees. Options may be granted at prices not less than fair market value at the date of grant and are exercisable during periods of up to five years from that date. The exercisability of the options is not subject to future performance.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

          Information regarding this plan is summarized below:

                                        NUMBER OF       WEIGHTED AVERAGE
                                          SHARES    EXERCISE PRICE PER SHARE
                                        ----------  ------------------------
          Balance, March 31, 1994  ..   1,540,497                      $2.47
              Granted  ..............     648,000                       4.18
              Exercised  ............    (817,899)                      2.17
              Canceled  .............     (12,000)                      1.59
                                        ---------                      -----
          Balance, March 30, 1995  ..   1,358,598                       2.89
              Granted  ..............          --                         --
              Exercised  ............    (607,405)                      2.68
              Canceled  .............     (30,297)                      1.48
                                        ---------                      -----
          Balance, March 29, 1996  ..     720,896                       2.94
              Granted  ..............          --                         --
              Exercised  ............    (345,570)                      2.83
              Canceled  .............     (12,000)                      3.28
                                        ---------                      -----
          Balance, March 28, 1997  ..     363,326                      $3.05
                                        =========                      =====

     At March 31, 1994, March 30, 1995, March 29, 1996, and March 28, 1997,
1,411,542, 1,274,688, 682,031, and 363,326, respectively, of outstanding options were exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 1.7 years. No compensation expense has been recorded because the options were granted at fair market value. As of March 28, 1997, approximately 2,388,000 shares of common stock are available for issuance under the plan. The Company does not intend to issue any more options under this plan.

   Options Issued in Exchange for Former Taylor Medical Options

     In conjunction with the acquisition of Taylor Medical, Inc., the Company assumed the nonqualified Taylor Medical Stock Option Plans of 1986 and 1993. The options outstanding at the time of acquisition were converted to allow grantees the right to acquire the Company's common stock at a rate consistent with the merger's stock pooling agreement. All options under this plan are priced at $5.08 per common share and are not subject to future performance.

     Information regarding these options is summarized below:

                                        NUMBER OF
                                          SHARES
                                        ----------
          Balance, March 31, 1994  ....   613,776
              Granted  ................    15,747
              Exercised  ..............    (5,118)
              Canceled  ...............    (8,268)
                                         --------
          Balance, March 30, 1995  ....   616,137
              Granted  ................     7,825
              Exercised  ..............  (538,815)
              Canceled  ...............        --
                                         --------
          Balance, March 29, 1996  ....    85,147
              Granted  ................        --
              Exercised  ..............   (37,509)
              Canceled  ...............        --
                                         --------
          Balance, March 28, 1997  ....    47,638
                                         ========

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

     The Company does not intend to issue any more options under this plan.

     All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 1.8 years.

   Long Term Stock Plan

     In March 1994, the Company adopted the 1994 Long Term Stock Plan under which the Compensation Committee has discretion to grant nonqualified stock options and restricted stock to any employee of the Company. A total of 2,190,000 shares of the Company's common stock, as adjusted by stock splits, consolidations, or other changes in capitalization, have been reserved for issuance under this plan. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant.

     Information regarding the stock option component of this plan is summarized below:

                                                    WEIGHTED AVERAGE
                                        NUMBER OF    EXERCISE PRICE
                                          SHARES       PER SHARE
                                        ----------  ----------------
          Balance, March 31, 1994  ....        --                 --
              Granted  ................   160,200             $ 5.32
              Exercised  ..............        --                 --
              Canceled  ...............        --                 --
                                          -------             ------
          Balance, March 30, 1995  ....   160,200               5.32
              Granted  ................   492,300              16.96
              Exercised  ..............   (37,500)             13.07
              Canceled  ...............        --                 --
                                          -------             ------
          Balance, March 29, 1996  ....   615,000              14.17
              Granted  ................   203,179              23.90
              Exercised  ..............   (27,050)             13.35
              Canceled  ...............    (3,000)              5.79
                                          -------             ------
          Balance, March 28, 1997  ....   788,129             $16.52
                                          =======             ======

     All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 5.6 years. As of March 28, 1997, approximately 1,340,000 shares of common stock were available for issuance under the plan.

   Long Term Incentive Plan

     In March 1994, the Company adopted the 1994 Long Term Incentive Plan which provides officers with performance awards, consisting of cash or registered shares of common stock, or a combination thereof, based primarily upon the Company's total shareholder return as ranked against the companies comprising the NASDAQ Composite Index over a three-year period. The maximum payable under this plan to an eligible employee, whether in the form of cash or common stock, may not exceed $1 million per fiscal year. At March 28, 1997, the Company has accrued approximately $448,000 related to awards granted under this plan.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

     The plan also provides for nonqualified stock options or restricted stock to be granted at the full discretion of the Compensation Committee of the Board of Directors. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant, and accordingly, no compensation expense is recorded on the date the stock options are granted. The aggregate number of shares of common stock, including shares reserved for issuance pursuant to the exercise of options, which may be granted or issued may not exceed 730,000 shares.

     Information regarding the stock option component of the plan is summarized below:

                                                    WEIGHTED AVERAGE
                                        NUMBER OF    EXERCISE PRICE
                                          SHARES       PER SHARE
                                        ----------  ----------------
          Balance, March 30, 1995  ...         --                 --
              Granted  ...............    350,643             $14.88
              Exercised  .............    (32,406)             14.88
              Canceled  ..............         --                 --
                                          -------             ------
          Balance, March 29, 1996  ...    318,237              14.88
              Granted  ...............     68,364              23.94
              Exercised  .............    (61,158)             14.88
              Canceled  ..............         --                 --
                                          -------             ------
          Balance, March 28, 1997  ...    325,443             $16.78
                                          =======             ======

     All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 8.5 years. To date, no cash or restricted stock have been issued under this plan.

   Directors' Stock Plan

     In March 1994, the Company adopted the Directors' Stock Plan under which nonemployee directors receive an annual grant of an option to purchase 2,000 shares of common stock. A total of 200,000 shares of the Company's common stock, as adjusted for stock splits, consolidations, or other changes in capitalization, have been reserved for issuance under this plan. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant, and accordingly, no compensation expense has been recorded in connection with the stock options granted. Each nonemployee director receives a grant of 2,000 restricted shares upon initial election and reelection to the Board.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

     Information regarding the stock option component of this plan is summarized below:

                                                    WEIGHTED AVERAGE
                                        NUMBER OF    EXERCISE PRICE
                                          SHARES       PER SHARE
                                        ----------  ----------------
          Balance, March 31, 1994  ....        --                 --
              Granted  ................    27,000             $ 5.48
              Exercised  ..............        --                 --
              Canceled  ...............        --                 --
                                           ------             ------
          Balance, March 30, 1995  ....    27,000               5.48
              Granted  ................    22,500              14.75
              Exercised  ..............    (4,500)              5.48
              Canceled  ...............        --                 --
                                           ------             ------
          Balance, March 29, 1996  ....    45,000              10.12
              Granted  ................    12,000              23.94
              Exercised  ..............    (3,000)              5.48
              Canceled  ...............        --                 --
                                           ------             ------
          Balance, March 28, 1997  ....    54,000             $13.44
                                           ======             ======

     All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is 8.4 years. To date, 13,500 restricted shares have been issued under this plan.

   Fair Value of Stock Options

     Under SFAS No. 123, the fair value of stock options granted in the years ended March 28, 1997 and March 29, 1996 have been estimated using a Black-Scholes option pricing model with the following weighted average assumptions for grants: risk-free interest rate ranging from 5.8% to 6.8%, expected option life ranging from 3.5 to 5 years, expected volatility of 40% for 1996 and 55% for 1997 and no expected dividend yield. Using these assumptions, the estimated fair values of options granted for the years ended March 28, 1997 and March 29, 1996 were approximately $2.9 million and $6.0 million, respectively, and such amounts would be included in compensation expense. Pro forma net income and net income per share for the years ended March 28, 1997 and March 29, 1996, assuming the Company had accounted for the plans under the fair value approach, are as follows (in thousands, except per share data):

                                                   1997       1996
                                                  ------    --------
          Net income (loss):
               As reported  ...........           $4,427    $ 2,129
               Pro forma  .............           $2,653    $(1,525)
          Net income (loss)per share:
               As reported  ...........           $ 0.12    $  0.06
               Pro forma  .............           $ 0.07    $ (0.05)

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

     Because the fair value method of accounting has not been applied to options granted prior to March 31, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                                                              1997    1996
                                                             ------   -----
     Weighted average per share fair value of
        options granted:
        Incentive Stock Option Plan.......................     N/A     N/A
        Long Term Stock Plan  ............................    $11.08  $6.91
        Long Term Incentive Plan..........................    $11.08  $6.73
        Directors' Stock Plan  ...........................    $13.22  $6.67

10.  EMPLOYEE BENEFIT PLANS

     The Company has an employee stock ownership plan ("ESOP") available to all employees with at least one year of service. Effective January 1, 1996, the Company amended the plan to allow participants to direct the investment of a portion of their plan balances. Prior to this change, the trustees directed the investment of the participants' balances. As of March 28, 1997, the ESOP owns approximately 2,034,000 shares of the Company's common stock. Company contributions to the plan were approximately $160,000, $120,000, and $85,000 for 1997, 1996, and 1995, respectively, and are made at the discretion of the Company.

     The Company also has an employee stock purchase plan available to employees with at least one year of service. The plan allows eligible employees to purchase company stock over the counter through payroll deductions.

     S&W sponsors a leveraged employee stock ownership plan ("S&W ESOP") that covers all employees with one year of service. Contributions to the plan are deposited under a trust agreement in the form of cash or Company stock. The number of shares of Company stock to be contributed or purchased is based upon the fair market value of the common stock as determined by an independent appraisal. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for the earnings-per-share (EPS) computation.

     At March 28, 1997, March 29, 1997, and March 30, 1996, 561,496 shares of the Company's common stock was held by the Employee Stock Ownership Trust (the "Trust"), which was established to fund the plan. The Trust purchased these shares with the proceeds of a $3,700,000 loan from S&W. S&W, in turn, obtained a $3,700,000 loan from a bank.

     The S&W ESOP shares were as follows:

                                                                    MARCH 28, 1997     MARCH 29, 1996    MARCH 30, 1995
                                                                    --------------     --------------    --------------
     Allocated shares  ......................................          278,490              202,052          123,946
     Shares released for allocation..........................          120,237               76,438           78,106
     Unreleased shares  .....................................          162,769              283,006          359,444
                                                                    ----------           ----------       ----------
         Total ESOP shares  .................................          561,496              561,496          561,496
                                                                    ==========           ==========       ==========
     Fair value of unreleased shares.........................       $1,512,495           $2,392,661       $2,885,589
                                                                    ==========           ==========       ==========

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

     Subsequent to March 28, 1997, the Company committed to release the remaining shares to the S&W ESOP participants and it is management's intention to terminate this plan. Accordingly, approximately $2.5 million of related expense was recognized subsequent to year-end.

11.  BUSINESS ACQUISITIONS

   Pooling With S&W

     On September 23, 1997, the Company acquired S&W in a merger pursuant to which the Company issued 1,737,458 shares of common stock to the former shareholders of S&W (of which 154,700 shares are being held in escrow) in exchange for all of the outstanding shares of capital stock of S&W valued at $26.0 million at the time of the merger. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's supplemental consolidated financial statements have been restated to include the accounts and operations of S&W for all periods prior to the merger.

     Separate net sales, net income, and other changes in shareholders' equity of the merged entities prior to the merger are presented in the following table:

                                                                   MARCH 28, 1997      MARCH 29, 1996     MARCH 30, 1995
                                                                   --------------      --------------     ---------------
                                                                                       (IN THOUSANDS)
Net sales
    PSS, Taylor, and X-Ray of Geogia combined ................        $691,020            $529,024           $413,301
    S&W.......................................................          72,034              60,096             58,684
                                                                      --------            --------           --------
       Total  ................................................        $763,054            $589,120           $471,985
                                                                      ========            ========           ========
Net income (loss)
    PSS, Taylor, and X-Ray of Geogia combined ................        $  4,373            $  1,339           $   (847)
    S&W.......................................................              54                 790                907
                                                                      --------            --------           --------
       Total  ................................................        $  4,427            $  2,129           $     60
                                                                      ========            ========           ========
Other changes in shareholders' equity
    PSS, Taylor, and X-ray of Georgia combined................        $  1,677            $151,885           $ 23,585
    S&W.......................................................           1,321                 505                617
                                                                      --------            --------           --------
       Total  ................................................        $  2,998            $152,390           $ 24,202
                                                                      ========            ========           ========

   Pooling With X-ray Georgia

     On December 20, 1996, the Company acquired X-ray Georgia in a merger pursuant to which the Company issued 593,672 shares of common stock to the former shareholders of X-ray Georgia (of which 52,675 shares are being held in escrow as of March 28, 1997) in exchange for all of the outstanding shares of capital stock of X-ray Georgia valued at $11.0 million at the time of the merger. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of X-ray Georgia for all periods prior to the merger.

     X-ray Georgia was an S-Corporation for income tax purposes, and therefore, did not pay U.S. federal income taxes. X-ray Georgia will be included in the Company's U.S. federal income tax return subsequent to the date of acquisition. Separate net sales, net income (loss) and related per share amounts of merged entities are presented in the following table. In addition, the table includes pro forma net income (loss) and net income (loss) per share amounts which reflect pro forma adjustments to present income taxes of X-ray Georgia on the basis on which they will be reported in future periods.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                                                               MARCH 30 THROUGH
                                                              ------------------
                                                              DECEMBER 31, 1996
                                                              ------------------
                                                                 (UNAUDITED)            MARCH 29, 1996          MARCH 30, 1995
                                                              ------------------        --------------          --------------
                                                                                        (IN THOUSANDS)
     Net sales
        PSS and Taylor combined  ..........................         $470,357                $483,294                $366,285
        X-ray Georgia  ....................................           33,182                  45,730                  47,016
                                                                    --------                --------                --------
          Total  ..........................................         $503,539                $529,024                $413,301
                                                                    ========                ========                ========
     Net income (loss)
        PSS and Taylor combined  ..........................         $  6,139                $    186                $   (909)
        X-ray Georgia  ....................................              938                   1,153                      62
                                                                    --------                --------                --------
     Net income (loss) as reported.........................         $  7,077                $  1,339                $   (847)
     Pro forma tax provision for X-ray Georgia.............             (357)                   (438)                    (23)
                                                                    --------                --------                --------
     Pro forma net income (loss)  .........................         $  6,720                $    901                $   (870)
                                                                    ========                ========                ========
     Net income (loss) per share:
        As reported  ......................................         $   0.19                $   0.04                $  (0.04)
        Pro forma  ........................................         $   0.19                $   0.03                $  (0.04)
     Other changes in shareholders' equity
        PSS and Taylor combined  ..........................         $  1,446                $152,340                $ 24,101
        X-ray Georgia  ....................................           (1,100)                   (455)                   (516)
                                                                    --------                --------                --------
          Total  ..........................................         $    346                $151,885                $ 23,585
                                                                    ========                ========                ========

   Pooling With Taylor

     On August 21, 1995, the Company issued approximately 3,790,000 shares of its common stock in exchange for all of the outstanding common stock of Taylor, including approximately 416,000 shares held in escrow to satisfy certain obligations of Taylor related to its operations prior to the merger. Subsequent to August 21, 1995, approximately 244,000 shares of common stock were returned to the Company as settlement of the escrow and were canceled. These canceled shares had no resulting impact on the net income per share calculation. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of Taylor for all periods prior to the merger.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

     Separate net sales, net income (loss), and other changes in shareholders' equity of the merged entities prior to the merger are presented in the following table:

                                                                   APRIL 1 THROUGH
                                                                  ----------------
                                                                   JUNE 30, 1995
                                                                  ----------------
                                                                    (UNAUDITED)                MARCH 30, 1995
                                                                  ----------------             ---------------
                                                                                  (IN THOUSANDS)


          Net sales

              PSS  .........................................             $ 73,670                  $236,188
              Taylor  ......................................               31,640                   130,097
                                                                         --------                  --------
          Combined  ........................................             $105,310                  $366,285
                                                                         ========                  ========
          Net income
              PSS  .........................................             $    980                  $  3,680
              Taylor  ......................................                  193                    (4,589)
                                                                         --------                  --------
          Combined  ........................................             $  1,173                  $   (909)
                                                                         ========                  ========
          Other changes in shareholders' equity
              PSS  .........................................             $  1,036                  $ 24,075
              Taylor  ......................................                    1                        26
                                                                         --------                  --------
          Combined  ........................................             $  1,037                  $ 24,101
                                                                         ========                  ========

   Other Poolings

     During fiscal year 1997, the Company merged with four other medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing approximately 1,465,000 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying consolidated financial statements have not been restated for periods prior to these poolings due to immateriality. Accordingly, the results of operations have been reflected in the consolidated financial statements prospectively from the acquisition date and the accumulated deficit as of their acquisition dates of approximately $4.7 million has been recorded as an adjustment to the accumulated deficit of the Company.

     During fiscal year 1996, the Company merged with three other medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing 290,586 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying consolidated financial statements have not been restated for periods prior to these poolings due to immateriality. Accordingly, the results of operations have been reflected in the consolidated financial statements prospectively from the acquisition date, and the accumulated retained earnings as of their acquisition dates of approximately $1.3 million have been recorded as adjustments to the accumulated deficit of the Company.

   Asset Purchases

     During fiscal year 1997, the Company acquired certain assets, accounted for by the purchase method, including accounts receivable, inventories, equipment, and other assets of five medical supplies and equipment distributors for approximately $14.2 million. The aggregate purchase price paid consisted of cash of approximately $6.8 million, assumption of accounts payable and accrued liabilities of approximately $7.4 million, and the issuance of 2,700 shares of common stock with a fair market value of approximately $40,000. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $2.8 million has been recorded as goodwill and will be amortized over thirty years. In addition, the Company entered into noncompete agreements with shareholders of the acquired companies which provide for payments of approximately $220,000 through the year 2001. The operations of the acquired companies have been included in the Company's results of operations subsequent to the dates of acquisition.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

     During fiscal year 1996, the Company acquired certain assets, accounted for by the purchase method, including accounts receivable, inventories, equipment, and other assets of eight medical supplies and equipment distributors for approximately $6.2 million. The aggregate purchase price paid consisted of cash of approximately $3.3 million, assumption of accounts payable and accrued liabilities of approximately $2.7 million, and the issuance of 5,700 shares of common stock with a fair market value of $121,000. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $1.7 million has been recorded as goodwill and will be amortized over thirty years. In addition, the Company entered into noncompete agreements with shareholders of the acquired companies which provide for payments of $1.3 million through the year 2000. The operations of the acquired companies have been included in the Company's results of operations subsequent to the dates of acquisition.

     During fiscal year 1995, the Company acquired certain assets, including accounts receivable, inventories, equipment, and other assets, of nine medical supplies and equipment distributors for approximately $11.6 million. The aggregate purchase price paid consisted of cash of approximately $6.9 million, assumption of accounts payable and accrued liabilities of approximately $4.2 million, and the issuance of approximately 70,000 shares of common stock with a fair market value of approximately $0.5 million. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $4.0 million has been recorded as goodwill. In addition, the Company entered into noncompete agreements with shareholders and an officer of the acquired companies which provide for payments of approximately $2.3 million through the year 1998.

     During fiscal year 1995, Taylor acquired certain assets of three medical supplies and equipment distributors for approximately $2.2 million.

     For acquisitions accounted for as purchases, the results of operations acquired have been included in the financial statements since the dates of acquisition. Supplemental pro forma information is not presented because the impact on the Company's results of operations would not be material.

12.  COMMITMENTS AND CONTINGENCIES

     Although the Company does not manufacture products, the distribution of medical supplies and equipment entails inherent risks of product liability. The Company has not experienced any significant product liability claims and maintains product liability insurance coverage. In addition, the Company is party to various legal and administrative proceedings and claims arising in the normal course of business. While any litigation contains an element of uncertainty, management believes that the outcome of any proceedings or claims which are pending or known to be threatened will not have a material adverse effect on the Company's consolidated financial position, liquidity, or results of operations.

     The Company has employment agreements with certain executive officers which provide that in the event of their termination or resignation, under certain conditions, the Company may be required to continue salary payments and provide insurance for a period ranging from 12 to 36 months for the chief executive officer and from 3 to 12 months for other executives and to repurchase a portion or all of the shares of common stock held by the executives upon their demand. The period of salary and insurance continuation and the level of stock repurchases are based on the conditions of the termination or resignation.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

13.  ABBOTT LABORATORIES DISTRIBUTION AGREEMENT

     On March 27, 1995, the Company signed a Distribution Agreement with
Abbott Laboratories providing for the exclusive distribution of certain Abbott diagnostic products. The Abbott Agreement, effective April 1, 1995, has a five-year term, although it may be terminated earlier if the Company fails to meet certain performance objectives. Under the Abbott Agreement, the Company has become the exclusive distributor in the United States of certain Abbott diagnostic products and reagents to office-based physician practices with 24 or fewer physicians per office site. The Abbott Agreement also provides the Company's sales force with access to over 15,000 physician practices that were not previously purchasing diagnostic products from the Company. Abbott products constituted approximately 16% of the Company's sales in fiscal years 1997 and 1996. Simultaneous with the closing of the Abbott Agreement, Abbott purchased 825,000 unregistered, restricted shares of PSS common stock. A three-year irrevocable proxy to the PSS Board of Directors and a perpetual stand still agreement were provided by Abbott in the Stock Purchase Agreement.

14.  SALES OF ASSETS

     On July 1, 1994, Taylor sold the assets of its Taylor Home Health division for $12,000,000 in cash and an escrow receivable of $1,051,000 based on subsequent receivables collections and other factors, resulting in a gain on sale of assets of approximately $2,078,000. In March 1995, Taylor negotiated a final settlement of the escrowed receivable which included the return to Taylor of certain receivables. Taylor recorded a $600,000 reduction in the gain originally recognized to record these receivables at their estimated net realizable value. The net gain of approximately $1,478,000 is included in other income for fiscal year 1995.

     On November 30, 1994, Taylor sold the assets of its Labcare division, whose principal business was the repair of medical equipment, for $1,100,000, resulting in a loss of approximately $403,000. In March 1995, Taylor recorded an additional loss on the sale of approximately $154,000 related to the write-down of certain notes receivable issued in conjunction with the sale. The net loss of approximately $558,000 is included in other income for fiscal year 1995.

15.  MERGER COSTS AND EXPENSES AND RESTRUCTURING CHARGES

     The Company recorded merger costs and expenses of approximately $12,100,000 and $15,700,000 in fiscal years 1997 and 1996, respectively, associated with mergers accounted for as poolings-of-interests. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel. At March 28, 1997, accrued merger costs were approximately $3.0 million.

     During fiscal year 1995, Taylor management concluded that recent industry developments had affected Taylor's strategy and operations. Taylor assessed its relative position in its major markets and determined that competitive pressures on margins and cost structures in its Arizona, Indiana and Massachusetts distribution centers as well as the prospects for its physician consulting services and equipment repair businesses would not result in full realization of the future benefits expected from the related intangible assets. Accordingly, Taylor management concluded that the intangible assets were impaired and recorded a $4,388,592 noncash charge to write off the intangible assets associated with these markets and operations.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

16.  SUBSEQUENT EVENTS

     Subsequent to March 28, 1997, the Company purchased three imaging and equipment distributors with annual revenues of $76 million for aggregate consideration of approximately $16.5 million comprised of approximately 868,000 shares of PSS common stock and approximately $2.5 million cash. In addition, the Company acquired two physician supply businesses and one imaging and equipment distributor with annual revenues of $18 million for aggregate consideration of $4.4 million in stock-for-stock mergers accounted for using the pooling of interests methods of accounting. The supplemental consolidated financial statements have not been restated to account for these acquisitions.

     During October 1997, the Company issued 8.5 % senior subordinated notes due in 2007 ( the "Notes") in the amount of $125.0 million. Interest on the Notes will accrue from their date of original issuance and will be payable semi-annually on April 1 and October 1 of each year, commencing on April 1, 1998, at a rate of 8.5% per annum.